Exhibit 3.7

STATE OF ARIZONA

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

PERINI BUILDING COMPANY, INC.

Perini Building Company, Inc., an Arizona corporation (the “Corporation”), hereby adopts the following Articles of Amendment in accordance with Section 10-1006 of the Arizona Business Corporation Act.

FIRST: The name of the Corporation is Perini Building Company, Inc.

SECOND: The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as set forth on Exhibit A attached hereto.

THIRD: The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

FOURTH: The foregoing amendment to the Articles of Incorporation of the Corporation was adopted by the board of directors of the Corporation as of the 7th day of February, 2003.

FIFTH: The foregoing amendment to the Articles of Incorporation was approved by the sole shareholder of the corporation as of the 7th day of February, 2003. There was one voting group eligible to vote on the amendment.

SIXTH: The voting group consisting of 945 outstanding shares of Common Stock was entitled to 945 votes and there were 945 votes represented by written consent in lieu of a meeting.

SEVENTH: The total number of shares that were voted for and against the amendment by each voting group entitled to vote separately on the amendment is as follows:

VOTING GROUP	FOR	AGAINST

Common	945	0

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment this 7th day of February, 2003.

PERINI BUILDING COMPANY, INC.

By:	/s/Craig W. Shaw
Name: Craig W. Shaw Title: President

2

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PERINI BUILDING COMPANY, INC.

These Amended and Restated Articles of Incorporation correctly set forth, without change, the Amended and Restated Articles of Incorporation adopted by the Board of Directors as of February 7th, 2003, and approved by the Sole Shareholder as of February 7th, 2003, and supersede the original Articles of Incorporation and all amendments to the original Articles of Incorporation.

Article 1.               The name of the corporation is Perini Building Company, Inc. (the “Corporation”).

Article 2.               The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Arizona Business Corporation Act, as it may be amended from time to time (the “Business Corporation Act”).

Article 3.               The present character of business that the Corporation conducts in the state of Arizona is construction, and all manner of activity related thereto.

Article 4.               The Corporation shall have authority to issue one hundred fifty thousand (150,000) shares of common stock, par value one hundred dollars ($100) per share.

Article 5.               The name and address of the statutory agent of the Corporation are David J. Krause, 360 E. Coronado Road, Phoenix, Arizona 85004.

Article 6.               The current street address of the known place of business for the Corporation is 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701.

Article 7.               The board of directors consists of three (3) members. The number of directors may be increased or decreased from time to time as set forth in the bylaws of the Corporation.

Article 8.               The personal liability of any director of the Corporation to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director is hereby eliminated to the fullest extent allowed by law.

Article 9.               The Corporation shall indemnify, and advance expenses to, to the fullest extent allowed by the Business Corporation Act, any person who incurs liability or expense by reason of such person acting as a director of the Corporation. This indemnification with respect to directors shall be mandatory, subject to the requirements of the Business Corporation Act, in all circumstances in which indemnification is permitted by the Business Corporation Act. In addition, the Corporation may, in its sole discretion, indemnify and advance expenses to, to the fullest extent allowed by the Business Corporation Act, any person who incurs liability or expense by reason of such person acting as an officer, employee or agent of the Corporation, except where indemnification is mandatory pursuant to the Business Corporation Act, in which case the Corporation shall indemnify to the fullest extent required by the Business Corporation Act.

Article 10.            Unless the bylaws of the Corporation provide otherwise and the statutory agent expressly consents thereto in writing, all records required pursuant to the Business Corporation Act to be kept by the Corporation or its agent shall be kept by the Corporation at the known place of business of the Corporation.

The undersigned, having been designated to act as statutory agent, hereby consents to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

/s/ David J. Krause
David J. Krause